Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2015 Earnings Results

FAIRPORT, NY, April 29, 2015 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2015 first quarter results for the period ended March 31, 2015.

Summary Highlights

•	Income before taxes and economic net income, a non-GAAP measure, were $38.6 million and $24.3 million, or $0.28 per adjusted share

•	Assets under management (“AUM”) at March 31, 2015 were $45.6 billion, compared with $47.8 billion at December 31, 2014

•	Revenue for the first quarter decreased 8% year-over-year and decreased 8% sequentially to $90.4 million

•	Manning & Napier Group, LLC distributed to its members $31.3 million in cash for the quarter, resulting in a $0.16 per share first quarter dividend

•	Ebrahim Busheri named as the Director of Investments coupled with enhancements to the Research Team structure

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “Manning & Napier has remained consistent in its investment philosophy for nearly 45 years, but we continually challenge our personnel to improve execution to meet the investment objectives of our clients in an ever-changing environment. As a result, we recently named Ebrahim Busheri as the new Director of Investments, a role he also held at Manning & Napier in the late 1990’s into the early 2000’s. I am excited to have Ebrahim in this role and his leadership and tenacity have already led to structural enhancements. Most notably, we have modified the structure of several of our investment decision-making teams, shifting from larger teams to teams of four senior individuals per core-portfolio. We believe these changes have already sharpened our focus, while maintaining our ability to be nimble, which has been a key contributor to our success in the past. These changes have also allowed us to promote strong performers within our Research team. Continuous improvement is a necessity in our business and I am confident that these enhancements, as well as a continued focus on finding solutions for our clients, will continue to deliver better results for our clients in the months and years to come.”

First Quarter 2015 Financial Review

Manning & Napier reported first quarter 2015 revenue of $90.4 million, a decrease of 8% from revenue of $98.5 million reported in the first quarter of 2014, and a decrease of 8% from revenue of $98.3 million reported in the fourth quarter of 2014. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $47.1 billion, an 8% and 5% decrease over average AUM for the first quarter of 2014 and the fourth quarter of 2014, when average AUM was $51.1 billion and $49.5 billion, respectively. Revenue as a percentage of average AUM was 0.78% for the first quarter of 2015, compared to 0.78% and 0.79% for the first quarter of 2014 and fourth quarter of 2014, respectively.

The Company completed the service and performance-based vesting of pre-initial public offering ownership interests in 2014 and as such, no longer records non-cash reorganization-related share based compensation expense. Beginning with the period ending March 31, 2015, economic income is equivalent to income before provision for income taxes. Refer to the Non-GAAP Financial Measures section below for additional details.

Operating expenses for the first quarter 2015 were $52.6 million. The $52.6 million is a decrease of $3.7 million, or 6%, in operating expenses compared with the first quarter of 2014, and a decrease of $2.2 million, or 4%, in operating expenses compared with the fourth quarter of 2014, excluding non-cash reorganization-related share-based compensation for the prior quarters. The expense decrease in the current quarter compared to the first quarter of 2014 was due primarily to lower incentive compensation costs for our analyst team resulting from investment performance during the respective periods. The expense decrease in the current quarter compared to the first quarter and fourth quarter of 2014 was also driven by a decrease in distribution, servicing and custody expenses. As a percentage of revenue, compensation and related costs for the first quarter of 2015 were 30%, compared with 30% for the first quarter of 2014 and 27% for the fourth quarter of 2014. Distribution, servicing and custody expenses for the first quarter of 2015 decreased by $1.6 million, or 9%, compared to the first quarter of 2014, and decreased by $2.0 million, or 11%, compared to the fourth quarter of 2014, while average mutual fund and collective trust AUM decreased by 10% and 8% for the respective periods.

Operating income was $37.8 million for the quarter, a decrease of $4.4 million, or 10%, from the first quarter of 2014 and a decrease of $5.7 million, or 13%, from the fourth quarter of 2014, excluding non-cash reorganization-related share-based compensation for the prior quarters. Operating margin was 42% for the first quarter of 2015, compared with 43% for the first quarter of 2014 and 44% for the fourth quarter of 2014.

Non-operating income was $0.8 million for the quarter, compared to non-operating income of $2.4 million and a loss of $0.2 million reported in the first quarter of 2014 and fourth quarter of 2014, respectively. Non-operating income reported in the first quarter of 2014 was primarily attributable to $2.1 million of income resulting from a decrease in the amounts payable under the tax receivable agreement driven by enacted changes in tax laws during the first quarter of 2014, which reduced expected tax benefits and subsequent payment of such benefits under the tax receivable agreement. Excluding the impact from these tax law changes, the increase in non-operating income is primarily due to the performance on investments held by the Company to provide initial cash seeding for product development purposes.

As defined in the Non-GAAP Financial Measures section below, the Company used economic income for periods prior to the first quarter of 2015 and continues to use economic net income to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported first quarter 2015 income before taxes of $38.6 million compared with economic income of $44.7 million in the first quarter of 2014, a 14% decrease, and economic income of $43.3 million in the fourth quarter of 2014, a 11% decrease. Also for the first quarter of 2015, economic net income was $24.3 million, or $0.28 per adjusted share, compared with $27.6 million, or $0.31 per adjusted share, in the first quarter of 2014 and $26.7 million, or $0.30 per adjusted share, in the fourth quarter of 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the first quarter of 2015 was $36.1 million, compared with net income of $17.6 million in the first quarter of 2014 and net income of $68.5 million in the fourth quarter of 2014. GAAP net income attributable to the common shareholders for the first quarter of 2015 was $3.3 million, or $0.24 per basic and diluted share, reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Assets Under Management

As of March 31, 2015, AUM was $45.6 billion, a decrease of 5% from the $47.8 billion as of December 31, 2014 and a decrease of 13% from the $52.2 billion as of March 31, 2014. As of March 31, 2015, the composition of the Company’s AUM was 55% in separate accounts and 45% in mutual funds and collective investment trusts, compared to 53% and 52% in separate accounts and 47% and 48% in mutual funds and collective investment trusts as of December 31, 2014 and March 31, 2014, respectively.

Since December 31, 2014, AUM decreased by $2.2 billion, including decreases of 1% in separate accounts and 9% in mutual funds and collective investment trusts AUM. The $2.2 billion decrease in AUM from December 31, 2014 to March 31, 2015 was attributable to net client outflows of $2.6 billion offset by market appreciation and other changes of $0.4 billion. The net client outflows of $2.6 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of $2.2 billion and $0.4 billion, respectively. The annualized separate account retention rate is 95% for the first quarter of 2015, compared to 92% for the full year 2014.

When compared to March 31, 2014, AUM decreased by $6.6 billion from $52.2 billion, including a decrease of $2.1 billion, or 8%, in separate account AUM and a decrease of $4.5 billion, or 18%, in mutual fund and collective investment trust AUM. The $6.6 billion decrease in AUM from March 31, 2014 to March 31, 2015 was attributable to net client outflows of $6.0 billion, as well as market depreciation and other changes of $0.6 billion. The net client outflows of $6.0 billion consisted of $2.4 billion of net outflows for separate accounts, and $3.6 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

As of March 31, 2015, cash and cash equivalents were $80.4 million, compared with $125.0 million as of December 31, 2014. The decrease in cash and cash equivalents during the quarter is primarily due to the purchase and retirement of Class A units of Manning & Napier Group, LLC for approximately $36.3 million in connection with the Company’s annual exchange of units as announced on March 30, 2015.

Conference Call

Manning & Napier will host a conference call to discuss its 2015 first quarter financial results on Thursday, April 30, 2015, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 24902179. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 7, 2015. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 24902179. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management used economic income and continues to use economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income prior to the first quarter of 2015, excluded from income before provision for income taxes the reorganization-related share-based compensation, which resulted in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees, other than William Manning, were modified such that 85% of their pre-IPO ownership interests were subject to service and performance-based vesting through 2014. Beginning with the period ending March 31, 2015, economic income is equivalent to income before provision for income taxes.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 37.0% on income before taxes for the first quarter of 2015 and 38.25% on economic income for the first and fourth quarters of 2014, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested restricted stock units (RSUs) are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 518 employees as of March 31, 2015.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenues
Investment management services revenue	$90,426	$98,336	$98,470
Expenses
Compensation and related costs	26,818	(1,274)	51,810
Distribution, servicing and custody expenses	16,832	18,840	18,440
Other operating costs	8,942	9,757	7,937

Total operating expenses	52,592	27,323	78,187

Operating income	37,834	71,013	20,283
Non-operating income (loss)
Non-operating income (loss), net	756	(229)	2,437

Income before provision for income taxes	38,590	70,784	22,720
Provision for income taxes	2,479	2,248	5,076

Net income attributable to the controlling and the noncontrolling interests	36,111	68,536	17,644
Less: net income attributable to the noncontrolling interests	32,802	60,427	17,563

Net income attributable to Manning & Napier, Inc.	$3,309	$8,109	$81

Net income per share available to Class A common stock
Basic	$0.24	$0.59	$0.01

Diluted	$0.24	$0.58	$0.01

Weighted average shares of Class A common stock outstanding
Basic	13,713,540	13,705,507	13,634,401

Diluted	13,914,908	13,956,626	13,751,690

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014

Net income attributable to Manning & Napier, Inc.	$3,309	$8,109	$81
Plus: net income attributable to the noncontrolling interests	32,802	60,427	17,563

Net income attributable to the controlling and the noncontrolling interests	36,111	68,536	17,644
Provision for income taxes	2,479	2,248	5,076

Income before provision for income taxes	38,590	70,784	22,720
Reorganization-related share-based compensation	—	(27,468)	21,941

Economic income	38,590	43,316	44,661
Adjusted income taxes	14,278	16,568	17,083

Economic net income	$24,312	$26,748	$27,578

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.24	$0.59	$0.01
Plus: net income attributable to the noncontrolling interests per basic share	2.39	4.41	1.29

Net income attributable to the controlling and the noncontrolling interests per basic share	2.63	5.00	1.30
Provision for income taxes per basic share	0.18	0.16	0.37

Income before provision for income taxes per basic share	2.81	5.16	1.67
Reorganization-related share-based compensation per basic share	—	(2.00)	1.61

Economic income per basic share	2.81	3.16	3.28
Adjusted income taxes per basic share	1.04	1.21	1.25

Economic net income per basic share	1.77	1.95	2.03
Less: impact of Manning & Napier Group, LLC units and unvested restricted stock units converted to publicly traded shares	(1.49)	(1.65)	(1.72)

Economic net income per adjusted share	$0.28	$0.30	$0.31

Weighted average shares of Class A common stock outstanding - Basic	13,713,540	13,705,507	13,634,401
Weighted average exchangeable units of Manning & Napier Group, LLC	73,511,251	73,574,338	75,837,703
Weighted average restricted stock units	854,015	867,623	416,917

Weighted average adjusted Class A common stock outstanding	88,078,806	88,147,468	89,889,021

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	691.4	1,275.9	1,967.3	1,308.6	606.1	52.6	1,967.3
Gross client outflows	(1,140.4)	(3,434.7)	(4,575.1)	(1,312.2)	(3,213.2)	(49.7)	(4,575.1)
Market appreciation/(depreciation) & other (1)	191.9	235.3	427.2	138.0	280.4	8.8	427.2

As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0

Average AUM for period	$25,430.0	$21,675.7	$47,105.7	$25,374.6	$20,481.5	$1,249.6	$47,105.7

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Gross client inflows	520.5	1,554.7	2,075.2	1,285.0	742.5	47.7	2,075.2
Gross client outflows	(1,496.6)	(3,240.3)	(4,736.9)	(1,432.8)	(3,229.1)	(75.0)	(4,736.9)
Market appreciation/(depreciation) & other (1)	(48.8)	(611.3)	(660.1)	89.6	(762.7)	13.0	(660.1)

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6

Average AUM for period	$26,016.8	$23,485.0	$49,501.8	$25,367.2	$22,886.0	$1,248.6	$49,501.8

As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	716.3	1,689.7	2,406.0	1,137.5	1,201.7	66.8	2,406.0
Gross client outflows	(1,076.0)	(1,248.5)	(2,324.5)	(942.9)	(1,299.1)	(82.5)	(2,324.5)
Market appreciation (depreciation)	742.2	541.5	1,283.7	608.5	660.3	14.9	1,283.7

As of March 31, 2014	$27,217.5	$24,973.9	$52,191.4	$24,513.3	$26,539.9	$1,138.2	$52,191.4

Average AUM for period	$26,900.4	$24,187.7	$51,088.1	$23,987.8	$25,967.9	$1,132.4	$51,088.1

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions.

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